Exhibit 99.1

Galectin Inhibitors Reverse Liver Cirrhosis in Preclinical Studies

— Galectin Therapeutics and Icahn School of Medicine at Mount Sinai Data Presented at

the International Liver Congress 2013 —

Norcross, GA, April 29, 2013 – Galectin Therapeutics (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today released data that was presented on April 27, 2013 at the International Liver Congress in Amsterdam, The Netherlands. The data were generated by the laboratory of Dr. Scott Friedman of the Icahn School of Medicine at Mount Sinai, a world renowned investigator and expert on liver fibrosis. GR-MD-02 and GM-CT-01, drugs that inhibit galectin proteins, were found to reverse the most advanced stage of liver fibrosis, called cirrhosis, in experimental animals given toxin-induced cirrhosis.

“The findings of these experiments show that the anti-galectin drugs had a robust effect on cirrhosis, including reversal of tissue architectural changes in the liver that result from fibrosis as well as reduction in portal hypertension, an important pathophysiological effect of cirrhosis,” said Dr. Friedman, Dean for Therapeutic Discovery and Chief, Division of Liver Diseases at the Icahn School of Medicine at Mount Sinai. “The experimental design of these studies provided a very high hurdle for any drug to show effectiveness, and yet both GR-MD-02 and GM-CT-01 passed the test. These drugs are excellent candidates for evaluation in human cirrhosis.”

“We are gratified that one of the most prominent investigators in the world has shown that our galectin inhibitors were effective in experimental cirrhosis, the most severe form of liver fibrosis, for which there are no currently approved medical therapies” said Dr. Peter G. Traber, President, Chief Executive Officer and Chief Medical Officer, Galectin Therapeutics. “Along with the multiple studies we have presented on liver fibrosis from fatty liver disease, these findings provide added confidence for the potential of this approach in studies of human liver fibrosis and cirrhosis.”

The data presented at the International Liver Congress which is sponsored by the European Association for the Study of the Liver (EASL) are posted on the Company website at http://bit.ly/14xDpKK. Rats were treated with a liver toxin which produced fibrosis that replaced over 25% of the liver tissue and resulted in architectural changes consistent with cirrhosis. While continuing to treat with the liver toxin, rats were treated with either a placebo or four weekly injections of either GR-MD-02 or GM-CT-01. The livers were reviewed by a highly qualified liver pathologist who was unaware of the treatments that the animals had received. Both drugs significantly reduced the amount of fibrotic tissue, and most importantly, reversed the histological findings of cirrhosis. Additionally there was a reduction in the blood pressure in the blood system supplying the liver (portal pressure) in the treated animals. Cirrhosis and portal hypertension are the primary abnormalities that lead to complications and death in humans with liver fibrosis. Galectin previously announced initiation of a Phase 1 clinical trial of GR-MD-02 in patients with fatty liver disease (NASH, non-alcoholic steatohepatitis) with advanced fibrosis which is expected to begin enrolling patients in May 2013 (http://bit.ly/11wj6hr).

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others: incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact

Galectin Therapeutics Inc.

Peter G. Traber

Chief Executive Officer

(678) 620-3186

ir@galectintherapeutics.com